Exhibit 10.5

PAE Incorporated

[___, 2021]

Transaction Bonus Agreement

Dear [Employee Name]:

As you are aware, PAE Incorporated (the “Company”) is currently contemplating a sale, directly or indirectly, of all or substantially all the assets or outstanding voting securities of the Company (whether by means of corporate merger, consolidation, asset or stock sale or otherwise, such sale is hereinafter referred to as a “Company Sale”).

We greatly appreciate the contributions that you have made toward the success of the Company through this point. We recognize the continuing importance of your work on behalf of the Company as you work toward the consummation (the “Closing”) of the Company Sale and beyond, and that the volume of your work may become more demanding throughout the transaction process. Accordingly, to encourage your continued dedication to the Company, the Company has determined to provide you with a transaction bonus as set forth in terms of this letter agreement.

1. Effectiveness. This letter agreement will become effective as of the date first written above; provided, however, that this letter agreement will be null and void ab initio and of no further force or effect if a binding agreement that would result in a Company Sale upon consummation of the transactions contemplated therein (such binding agreement, a “Sale Agreement”) is not entered into on or prior to the first anniversary of the date hereof. The parties acknowledge and agree that you shall not be eligible to receive any payments under this letter agreement (a) unless and until the Closing occurs , and (b) unless you remain in the continuous full-time employment of the Company through the first anniversary of the Closing, and then only to the extent provided in this letter agreement.

2. Transaction Bonus. The Company will pay you a cash transaction bonus in the amount set forth in Schedule A (the “Bonus”) within 30 days after the following dates, and in the following amounts, provided that, in each case, you remain in the continuous full-time employment of the Company through the Closing and on each of the following dates: 50% of the Bonus will be payable to you upon the Closing; and 50% of the Bonus will be payable to you on the first anniversary of the Closing. Notwithstanding the previous sentence, in the event that your employment is involuntarily terminated by the Company or any affiliate before the first anniversary of the Closing without Cause (as defined herein), you shall be entitled to receive the entire remaining portion of the Bonus that has not been paid to you on the date of your termination of employment in one lump-sum payment within 30 days following the date of such termination. For purposes of this letter agreement, “Cause” means that you (a) materially breached your employment or service contract with the Company or any of its affiliates (if any), (b) regularly or materially failed to perform your duties with the Company or any of its affiliates, (c) committed willful misconduct or have been grossly negligent in the execution of your duties with the Company or any of its affiliates, (d) engaged in disloyalty to the Company or any of its affiliates, including fraud, embezzlement, theft, commission of a crime or proven dishonesty, (e) disclosed trade secrets or confidential information of the Company or any of its affiliates to persons or entities not entitled to receive such information, (f) engaged in competition with the Company or any of its affiliates during the term of your employment with the Company or any of its affiliates (except as otherwise specifically approved by the prior written approval of the Board of Directors of the Company), or (g) engaged in such other behavior detrimental to the interests of the Company or any of its affiliates, as the Company reasonably and in good faith determines.

3. Golden Parachute Excise Tax. In the event that your receipt of the Bonus, along with the aggregate amount of any other payments or benefits that could be paid, provided or delivered to you in connection with the Company Sale by the Company, any purchaser of the Company or their respective affiliates are considered “parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) (the Bonus and such payments and benefits, the “Parachute Payments”), then the aggregate amount of Parachute Payments to which you will be entitled will equal the amount which produces the greatest after-tax benefit to you after taking into account any excise tax payable by you under Section 4999 of the Code (the “Excise Tax”). For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to you only if doing so would place you in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). In such event, the Company will reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in the future. All determinations to be made under this Section 3 will be made, at the Company’s expense, by a nationally recognized certified public accounting firm selected by the Company.

4. Covenants. You hereby agree that you will use your reasonable best efforts to perform faithfully and efficiently your duties and responsibilities to the Company with such duties and responsibilities as the Company shall from time to time prescribe and, prior to the Closing, assist the Company in consummating the Company Sale. Nothing in this letter agreement shall alter your employee at will status, confer upon you any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge you at any time for any reason whatsoever.

5. Confidentiality. You hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this letter agreement confidential). You hereby agree that you will keep all information regarding the contemplated Company Sale confidential, except as required by the Chief Executive Officer of the Company. Notwithstanding any provision of this letter agreement to the contrary, this letter agreement is not intended to, and shall not, limit or restrict you from: (a) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (b) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; or (c) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding.

6. Withholding. The Company may deduct and withhold from any amount payable under this letter agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

7. Assignment. (a) This letter agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you other than by will or the laws of descent and distribution, and any assignment in violation of this letter agreement will be void. Notwithstanding the foregoing sentence, this letter agreement and all of your rights hereunder will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) The Company will require any successor (whether direct or indirect, in connection with the Company Sale or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this letter agreement, the term “Company” will mean the Company as defined herein and any Successor and any assignee to which this letter agreement is assigned by operation of law or otherwise by the Company.

8. Amendment/Waiver. No provisions of this letter agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9. Entire Agreement. This letter agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto None of the parties will be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

10. Governing Law. The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Virginia (without giving effect to its conflicts of law).

11. Section 409A. (a) It is intended that the provisions of this letter agreement comply with Section 409A (“Section 409A”) of the Code, and all provisions of this letter agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this letter agreement or under any other plan, policy, arrangement or agreement of or with the

Company or any of its affiliates (this letter agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to the Company or any of its affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

(d) Notwithstanding any provision of this letter agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

(e) For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything herein to the contrary, you shall not be entitled to any payments or benefits payable hereunder as a result of your termination of employment with the Company that constitute “deferred compensation” under Section 409A unless such termination of employment qualifies as a “separation from service” within the meaning of Section 409A (and any related regulations or other pronouncements thereunder),

(f) Except as specifically permitted by Section 409A, any benefits and reimbursements provided to you under this letter agreement during any calendar year shall not affect any benefits and reimbursements to be provided to you under this letter agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

12. Counterparts. This letter agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of the date first written above.

PAE Incorporated

By:
Name:
Title:

Accepted and Agreed:

[Signature Page to Transaction Agreement]

Schedule A

[Employee Name]

Bonus Amount:

A-1